3: MG Small Cap Fund 10f3

MG Small Cap Fund 10f3

Transaction Q3 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Transgenomic Inc.	Affymetrix, Inc.	PE Corp's Celera Genomics (SE**)
Underwriters	Chase Securities, Bear Stearns, Dain Rauscher, Deutsche Bank	Robertson Stephens, CS First Boston, Montgomery Securities, etc.	Morgan Stanley Dean Witter, Goldman Sachs, SG Cowen, ING Barings, Bear Stearns, etc.
Yrs of continuous operation, including predecessors	>3	>3	>3
Security	TBIO	AFFX	CRA
Is the affiliate a manager or co-manager of offering?	No	No	No
Name of underwriter or dealer from which purchased	Chase Hambrecht & Quist	n/a	n/a
Firm commitment underwriting?	Yes	Yes	Yes
Trade date/Date of Offering	7/18/2000	6/6/1996	2/29/2000
Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 67,200,000	$ 90,000,000	$ 885,000,000
Total	$ 67,200,000	$ 90,000,000	$ 885,000,000
Public offering price	$ 15.00	$ 15.00	$ 225.00
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$ 1.05 (7%)	$ 1.035 (6.9%)	$ 8.865 (3.94%)
Shares purchased	200	n/a	n/a
$ amount of purchase	$ 3,000	n/a	n/a
% of offering purchased by fund	0.004%	n/a	n/a
% of offering purchased by associated funds*	0.013%	n/a	n/a
Total	0.018%	n/a	n/a
*Small Cap Active Equity
** Secondary Offering